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                                                                      EXHIBIT 23

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Board of Directors and Shareholders of Baylake Corp.
Sturgeon Bay, Wisconsin


        We have examined Baylake Bank's management's assertion included in the accompanying Management Report Regarding Internal Control and Compliance with Designated Laws and Regulations that Baylake Bank has maintained effective internal control over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions. Management is responsible for maintaining effective internal control over financial reporting. Our responsibility is to express an opinion on the effectiveness of internal control based on our examination.

        Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

        Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the internal control over financial reporting to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, management's assertion that Baylake Bank has maintained effective internal control over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions is fairly stated, in all material respects, based on criteria established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).


Madison, Wisconsin                                  /s/ SMITH & GESTELAND, LLP
March 17, 2000                                      SMITH & GESTELAND, LLP

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                  MANAGEMENT REPORT REGARDING INTERNAL CONTROL
               AND COMPLIANCE WITH DESIGNATED LAWS AND REGULATIONS


Management of Baylake Bank is responsible for preparing the Bank's annual financial statements. Management is also responsible for establishing and maintaining internal control over financial reporting presented in conformity with both generally accepted accounting principles and regulatory reporting in conformity with the Federal Financial Institutions Examination Council Instructions for Consolidated Reports of Condition and Income. The Bank's internal control contains monitoring mechanisms and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

It is also management's responsibility to ensure satisfactory compliance with all designated laws and regulations. In particular, management ensures compliance with all applicable state and federal laws and regulations as they relate to loans to insiders and dividend restrictions.

Management assessed the Bank's internal control over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions as of December 31, 1999. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations (COSO). Based on this assessment, management believes that, as of December 31, 1999, Baylake Bank maintained effective internal control over financial reporting presented in conformity with both generally accepted accounting principles and call report instructions.
Management also believes that there was satisfactory compliance during 1999 with the designated laws and regulations.


/s/ T. L. Herlache                     /s/ Steven D. Jennerjohn
--------------------------             -------------------------------------
T. L. Herlache - President             Steven D. Jennerjohn - SVP Accounting







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                          CONSENT OF SMITH & GESTELAND



        We consent to incorporation by reference in the registration statement on Form S-8 of Baylake Corp. of our report dated January 21, 2000 relating to the consolidated balance sheets of Baylake and its subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholder equity and cash flows for each of the years ended December 31, 1999, 1998, and 1997, which report appears in Baylake's Annual Report on Form 10-K for the year ended December 31, 1999.


Madison, Wisconsin                                 Smith & Gesteland, LLP
March 22, 2000                                     SMITH & GESTELAND, LLP